Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE
BRIGHAM EXPLORATION ANNOUNCES SOUTHERN LOUISIANA DISCOVERY
Austin, TX — June 18, 2008 — Brigham Exploration Company (NASDAQ: BEXP) announced that the first of six wells it plans to drill as part of its Southern Louisiana joint venture is an apparent discovery.
The SL 18826 #1 encountered approximately 100 feet of apparent Miocene pay in four intervals at depths of between 7,140 and 7,680 feet. Completion operations are underway and production to sales is expected in August.
Brigham expects to commence its next two wells in its Southern Louisiana joint venture with Clayton Williams Energy Inc. (NASDAQ: CWEI) in the next several weeks. Brigham retains a 50% working interest in all joint venture wells with Clayton Williams Energy Inc. also retaining a 50% working interest. The SL 19312 #1 and SL 19054 #1 will also target Miocene objectives at depths of 9,300 and 7,600 feet, respectively.
Bud Brigham, the Chairman, President and CEO stated, “We’ve been looking forward to drilling these outstanding prospects with Clayton Williams Energy Inc. This high quality inventory leverages seismic amplitudes and other attributes to effectively reduce drilling risks. The results for the first well, drilled in the Main Pass area, have exceeded our expectations with excellent permeabilities and apparent porosities as high as 30%. We expect this well to be a significant producer which will positively impact our production in the third and fourth quarters.”
About Brigham Exploration
Brigham Exploration Company is a leading independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore for and develop onshore domestic oil and natural gas reserves. For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.
Forward Looking Statement Disclosure
Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the federal securities laws. Important factors that could cause our actual results to differ materially from those contained in the forward looking statements include our growth strategies, our ability to successfully and economically explore for and develop oil and gas resources, anticipated trends in our business, our liquidity and ability to finance our exploration and development activities, market conditions in the oil and gas industry, our ability to make and integrate acquisitions, the impact of governmental regulation and other risks more fully described in the company’s filings with the Securities and Exchange Commission. Forward looking statements are typically identified by use of terms such as “may,” “will,” “expect,” “anticipate,” “estimate” and similar words, although some forward looking statements may be expressed differently. All forward looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.

Contact:	Rob Roosa, Finance Manager (512) 427-3300